Technology Transfer and Service Agreement

Among

1.	Sunfilm AG registered at the Commercial Register of the local court of Charlottenburg (Berlin), HRB 103822 B ("Sunfilm" or "Company");

2.	Southwall Europe GmbH, a subsidiary company of Southwall Technologies, Inc., registered at the Commercial Register of the local court of Dresden, HRB 17324 ("SEG");

3.	Southwall Technologies Inc., a company duly incorporated and legally existing under the laws of Delaware, USA ("STI");

4.	Wolfgang Heinze, with his business address at SouthwallstraBe 1, 01900 GroBrohrsdorf ("Heinze");

5.	Sicco Westra, with his business address at 3788 Fabian Way, Palo Alto CA 94303, USA ("Westra")

- hereinafter referred to collectively as "the Parties" -

Preamble

The Company's business purpose as resolved by the shareholders of the Company on December 14, 2006 is the development, manufacturing and distribution of solar modules. The Parties have worked on a concept for a photovoltaic thin film manufacturing venture. The solution is based on silicon in amorphous and micro-crystalline forms deposited on coated glass substrate using Thin Film Technology. The Company intends to establish production facilities in GroBrohrsdorf, Saxony and bring photovoltaic applications based on Thin Film Technology into large scale production for the photovoltaic industry. Applied Materials Inc., a company incorporated in Delaware ("Applied"), USA is willing to supply equipment for such technology and the production facilities. STI and SEG, a wholly owned subsidiary of STI, are willing to make contributions to the above project (the "Sunfilm Venture") and to assist in the startup of the Sunfilm Venture upon the terms and conditions of this Agreement.

Definitions:

"Class 1-Know-how" shall mean the Know-how defined and identified in Appendix A which materials include data on general photovoltaic applications in addition to those specific to Solar Module Products. Class 1 Know-how was developed by STI and SEG for a potential investment in Photovoltaic Facilities and on the production of Solar Module Products.

"Class 2-Know-how" shall mean the Know-how defined and identified in Appendix B which relates to certain specifics of Thin Film Technology developed over the course of STI's business history which are judged by STI and SEG, using all reasonable diligence, to be directly applicable tothe production of Solar Module Products. Class 2 Know-how is utilized in SEG's or STI's present business but not in connection with Solar Module Products.

"Know-how" shall mean the secret technical information relating to the design, building, and startup of the Photovoltaic Facilities, and related to the manufacture and use of Photovoltaic Applications based on Thin Film Technology, as more closely defined and identified in Appendices A and B, and in each case which Know-how is owned by SEG and STI.

"Photovoltaic Applications" shall mean instruments for the generation of electrical power through the exposure to light.

"Photovoltaic Facilities" shall mean all facilities, including but not limited to building, infrastructure, utilities and production equipment for the production of Solar Module Products.

"Solar Module Products" shall mean Photovoltaic Applications in relation to which amorphous and microcrystalline silicon deposition on coated glass substrates based on Thin Film Technology is used.

"Signing Date" shall mean the date of this Agreement

"Site" shall mean the premises registered in the land register of the local court of Kamenz, Page 2010 for GroBrohrsdorf, site no: 1656/29 (64,791 sqm) and no: 1656/30 (6,266 sqm) which has been first acquired by SEG and will subsequently be transferred by SEG to the Company for the construction and operation of the Photovoltaic Facilities.

"Subsidy" shall mean the financial means to be provided by the State of Saxony, Germany in the amount of approximately EUR 25 million as a non-refundable grant for the establishment of the Sunfilm Venture, applied for by SEG on the basis of the business plan submitted to the Sachsische Aufbaubank ("SAB") and to be transferred to the Company.

"Technical Area" shall mean the use of Thin Film Technology for Solar Module Products.

"Territory" shall mean Germany.

"Thin Film Technology" shall mean a generic term describing a technology used by Applied, ST1 and SEG, and many other companies in vacuum deposition of materials on flexible and rigid substrates.

Section 1

Technology Transfer

1.1
SEG and STI will, in accordance with the provisions of this Agreement, transfer to the Company all of their Class 1 -Know-how and knowledge associated with their past work on Photovoltaic Facilities and the production of Solar Module Products in the Technical Area and grant to the Company a perpetual, royalty-free license for its use by the Company to design, build and operate Photovoltaic Facilities in the Territory, to develop and manufacture Solar Module Products in the Territory, and to distribute the Solar Module Products worldwide. The Parties acknowledge that SEG and STI do not have patents or patent applications or licenses that relate to Class 1- Know-how, The technology transfer is done by transmitting documents in binders and files and digital data on media, A listing of these documents and media is given in Appendix A. These documents and media shall be made available to Sunfilm by SEG on the Signing Date. Mr. Sicco Westra (see 3.1.5 below) is responsible for the preparation and transfer of Class 1-Know-how to the Company.

1.2
SEG and STI will, in accordance with the provisions of this Agreement, transfer to the Company their Class 2-Know-how and grant to the Company a perpetual, royalty-free license for its use by the Company to develop and manufacture Solar Module Products in the Territory, and to distribute the Solar Module Products worldwide. The Class 2-Know-how is listed in Appendix B and will be transferred by documents and digital media on the Signing Date.

1.3
The transfer of the Class 1- Know-how shall be exclusive to the Company in the Territory for a period of 18 months from the Signing Date. During this period, SEG and STI shall not be permitted to use the Class 1 -Know-how in the Technical Area or to license the Class 1-Know-how in the Technical Area to third parties for the design and building of Photovoltaic Facilities for Solar Module Products, even if the respective design and building or manufacture and use of solar modules is planned to take place outside the Territory.

1.4
The transfer of the C lass 2-Know-how shall be exclusive to the Company for a period of 18 months from the Signing Date for Solar Module Products. SEG and STI shall be at all times entitled to use the Class 2- Know-how outside the Technical Area without any restrictions by this Agreement.

1.5
After the expiry of the 18 month-period, (i) the Company shall be entitled to use the Know-how as at the date it was transferred on a non-exclusive basis worldwide and royalty- free; (ii) the Company will be permitted to use and license the Class 1-Know-how and knowledge without any further restriction; and (iii) the Company will be permitted to use and license the Class 2-Know-how and knowledge without any further restriction, provided the use or license of the Class 2- Know-how is for Photovoltaic Applications only; and (iv) STI and SEG will be permitted to use and license the Know-how and knowledge without any restriction. The Know-how shall be maintained as confidential by the Parties for a period of 18 months from the Signing Date, and the Company shall keep for a period of three years the Class 2- Know-how confidential to the extent the Class 2-Know-how is not related to Photovoltaic Applications, in each case, on the terms and conditions set out in Section 7 of this Agreement.

1.6
For the avoidance of doubt, any patents or patent applications of SEG or STI which make use of any of the Know-how licensed under this Agreement to the Company shall in no way restrict the Company's rights to use the Know-how as provided for in this Agreement.

1.7
The Company acknowledges that pursuant to the terms of a Confidentiality Agreement between the Parties of even date, it has gained knowledge of the Know-how as defined in Appendix A and B and has checked the listing of the Documents in Appendix A and B and has determined that these materials when delivered include the relevant information for the design, building and operation of the Photovoltaic Facilities and the relevant information related to the manufacture and use of Solar Module Products. The Company confirms that any knowledge of the Know-how received by Good Energies Investments BV and Norsun AS was subject to obligations of confidentiality.

Section 2
Improvements and new developments

2.1
The Company shall not be obligated to inform SEG and STI of any improvements and new developments in respect of or otherwise connected to the Class 1 Know-how and shall not be obligated to assign or license such improvements to SEG or STI.

2.2	The Company shall be the sole owner of such improvements to Class 1 Know-how and shall be entitled to solely apply for patent protection in its discretion.

2.3
SEG and STI shall inform the Company of all improvements achieved in connection with the Class 2-Know-how listed in Appendix B in the Technical Area during the 18 month period following the Signing Date and shall license such improvements to the Company subject to the terms and conditions of this Agreement applicable to Class 2-Know-how.

2.4
The Company shall inform SEG and STI of all improvements which are achieved by the Company (i) during the 18 month period following the Signing Date; and (ii) which are in respect of the Class 2-Know-How transferred to the Company under this Agreement; and (iii) which are related to STI and SEG's on-going businesses (other than improvements exclusively related or connected to Solar Module Products) (the "Class 2-Improvements") The Company shall license Class 2-Improvements to STI and SEG royalty-free and on a non-exclusive basis for use in STI's and SEG's on-going businesses (other than business related or connected to Solar Module Products). The Company, SEG and STI shall be jointly entitled to apply for patent protection regarding Class 2-Improvements, provided patent protection is not related exclusively to Solar Module Products and the Parties will take all actions and execute all documents necessary or appropriate to enable such application. In all other cases of improvements to Class 2-Know-how, the Company shall be the sole owner of such improvements and shall be entitled to solely apply for patent protection in its discretion.

2.5
For the avoidance of doubt, nothing in Sections 2.3 or 2.4 shall require STI, SEG or Sunfilm to disclose or grant rights in respect of any know how or information in respect of which the respective party is under an obligation of confidentiality to a third party.

2.6
If it turns out that SEG and/or STI possess know-how on the Signing Date, including patents or patent applications on or relating to Thin Film Technology which are not subject to this Agreement, but which the Company considers useful for the establishment of the Photovoltaic Facilities or the development and manufacturing of Solar Module Products, SEG and STI agree to license such know-how, patents or patent applications to the Company on a restricted, non-exclusive basis for use in the development and manufacture of Solar Module Products and for a royalty to be concluded at fair market conditions. This right to license extends through June 30, 2008.

Section 3
Services

3.1	SEG and STI shall provide the following services to the Company:

3.1.1
SEG shall apply for the Subsidy, conduct the application procedure, undertake the steps and measures required for the approval of the Subsidy, and assess the conditions of the approval. SEG and the Company will mutually agree whether the conditions of the approval of the Subsidy are acceptable and if not, whether to appeal SEG shall conduct the procedure of the appeal, if any, and shall, to the extent permitted by the appeal process, take into account the reasonable comments of the Company in conducting the appeal.

3.1.2
Shortly after the approval of the Subsidy has become legally binding, SEG shall procure the transfer of the Subsidy from SEG to the Company. The Parties acknowledge mat SAB has verbally advised SEG that a transfer of the Subsidy from SEG to the Company is permitted. The Company shall file the necessary documents for the transfer with the SAB. SEG shall assist in this process. SEG shall use its best reasonable efforts to ensure that the Company finally receives the Subsidy. The Company shall use its best reasonable efforts to co-operate in this process. SEG, STI, and the Company shall strictly adhere to the Subsidy regulations at all times during this process.

3.1.3
SEG shall arrange and close the Site purchase and shall transfer the Site to the Company (i) as soon as possible after the approval of the transfer of the Subsidy to the Company has become legally effective and (ii) upon written request of the Company. SEG shall apply for and shall take all necessary steps to obtain any official permits needed by the Company for the construction of the Photovoltaic Facilities on the Site. It will be a condition to the transfer of ownership of the Site to the Company that ground assessments must be undertaken to a commercially reasonable extent, including without limitation analysis of potential contamination of the soils or other materials comprising the Site. For the avoidance of doubt, SEG shall be required to transfer the Site to the Company before the approval of the transfer of the Subsidy to the Company if the conditions of the Subsidy approval so require and the Company has requested the transfer in writing.

3.1.4
Subject to Sections 3.1.5 and 3.1.6, and until March 31, 2007, SEG shall supervise and oversee the engineering, design, and ground assessment of the Site, building, purchasing, hiring, and other work needed to establish the Photovoltaic Facilities on the Site, in particular SEG shall supervise the engineering process for the construction of the Photovoltaic Facilities and related processes in cooperation with Applied and with other contractors of the Company. After March 31, 2007, STI and SEG will continue to provide services to the company as outlined above, subject to Section 4.6.

3.1.5
EG shall make available the human resources, in particular Mr. Heinze and Mr. Westra, as reasonably needed to effect SEG's obligations in setting-up the Sunfilm Venture, and shall also facilitate and transfer certain human resources to the Company as outlined below. Until the full transfer of the required human resources to the Company has been accomplished, the services to be rendered by SEG and STI shall be in particular undertaken by Mr. Heinze and Mr Westra (to which they agree) with support from other SEG staff and the Company as required. STI has made and shall continue to make Mr Westra, an employee of STI, available on a full time basis to the Company from the Signing Date to assist in accomplishing the tasks required to meet STI and SEGs' commitments under this Agreement, to establish the Photovoltaic Facilities and to commence working on the Company's behalf as needed to set up the Sunfilm Venture. The Parties shall co-operate (together with Mr Westra) to agree on the terms of relocation of Mr Westra to Dresden as soon as reasonably practicable after the Signing Date, but in any event, it is anticipated by the Parties that he will be based in Dresden for a material period before 1st April 2007 to facilitate the start up of the Sunfilm Venture.

3.1.6
SEG and STI shall also make available in particular Mr. Heinze to the Company as required to accomplish the tasks to meet STI and SEGs' commitments outlined in this Agreement and to establish the Photovoltaic Facilities and work on the Company's behalf as needed to set up the Sunfilm Venture. SEG shall make available Ms. Andrea Brandl and Mr. Andreas Bock, both currently employees of SEG, to assist Mr. Heinze in rendering these services (subject always to Ms Brandl and Mr Bock consenting to undertaking this work).

With effect from April 1, 2007, Mr. Heinze shall be allowed to resign from his position as managing director of SEG, shall be released from his employment with SEG by STI and he shall enter into an employment relationship with the Company. Mrs Andrea Brandl and Mr. Andreas Bock shall be released by SEG to enter into an employment relationship with the Company as soon as possible, however no later than April 1, 2007, provided they consent to their transfer of employment to the Company. With effect from April 1, 2007, Mr. Westra shall be allowed to resign from his position with STI, Mr. Westra shall be released from his employment by STI and he shall enter into an employment relationship with the Company. Each release shall be covered by a letter outlining the terms of the release to each of the individuals mentioned above allowing them to pursue their duties under this Agreement and the employment agreements to be entered into by Sunfilm. It is anticipated by January 31, 2007 that each of Messrs Heinze and Westra shall separately enter into an employment contract with the Company. Each contract of employment will only become effective in accordance with its terms and conditions, but shall become effective no later than April 1, 2007.

3.1.7
STI, SEG, Mr. Heinze, and the Company, after consulting with Good Energies Investments BV and Norsun AS, shall jointly determine if other SEG employees should be transferred to the Company (subject always to such employees consenting in advance to such transfer of employment and that such action does not compromise SEG's business commitments). These discussions and determinations should be completed by August 31, 2007.

3.2
SEG, STI, Mr. Heinze and Mr. Westra shall act in good faith and use their best reasonable efforts to facilitate the progress of the Sunfilm Venture and shall keep the Company informed of all material developments relevant to the Sunfilm Venture.

3.3
SEG shall pay the installments of the purchase price for the Site when due under the Site purchase agreement and shall transfer the Site to the Company as outlined in Section 3.1.3 above. Upon transfer of the Site, the Company shall reimburse SEG for the purchase price (or part thereof) for the Site to the extent such price has already been paid by SEG. However, the Company shall not be obligated to take over the Site and SEG will remain responsible for the Site purchase agreement and the obligations, in particular the payment obligations, contained therein, if (i) the Site turns out to be materially contaminated or the grounds assessments have not been undertaken to the satisfaction of the Company; or (ii) the Subsidy is not validly transferred to the Company; or (iii) if the Sunfilm Venture does not proceed for any other reason; or (iv) if the Sunfilm Venture is terminated on or before September 1, 2007. SEG may only withdraw from the Site purchase agreement if (i) this Agreement is terminated in accordance with its terms (including failure to achieve any of the conditions set out in Section 6.1; or (ii) the Subsidy is not validly transferred to the Company by August 31, 2007; or (iii) the Company agrees in writing that SEG may so withdraw. In all other cases, SEG may only withdraw from the Site purchase agreement, if simultaneously a Site purchase agreement is concluded between the seller of the Site and the Company.

Section 4
Consideration

4.1	The Company shall pay to SEG and STI for the transfer of the Know-how and the services to be rendered pursuant to this Section and Section 3 above an amount totaling:

USD 3,000,000 plus statutory German VAT

(in words: US Dollar three million)

(hereinafter: the "Consideration")

The payment of the Consideration shall be made in installments which are linked to the achievement of milestones as set out below. Failure to achieve any one of the milestones does not jeopardize any proceeding or previous payment of installments save as set out in Section 4.3.

Further, if one or more of the dates for completion of a milestone in the table below changes due to reasons which are beyond the control of STI and SEG, provided that such date change does not jeopardize the realization of the Sunfilm Venture, then the payment of the relevant installment shall be made at the completion of the process for which the payment of the installment was due to be made, subject always to the overriding principle that all of milestones 4.1.1 to 4.1.4 must be accomplished in all material respects by August 31, 2007 at the latest.

Failure to achieve any one of the milestones also does not jeopardize any subsequent payment of funds to STI and SEG to the extent that the other milestones listed at 4.1.1 through 4.1.4 are achieved in accordance with this clause 4.1 and are all achieved in all material respects before August 31, 2007. If any milestones (other than the milestone item set out in 4.1.2.2 -Applied Contract- and the milestone set out in Section 4.1.5) are completed after August 31, 2007, SEG and/or STI are not entitled to any payment in respect of those milestones unless the Company agrees otherwise in writing.

	Milestones	Amount (in USD)	Dates
4.1.1.1	Execution of satisfactory documentation (including Appendix A and B); and	1,000,000	Signing Date of this Agreement
4.1.1.2	Approval of the Subsidy for SEG ("Fordermittelzusage"); and
4.1.1.3	Conclusion of the Site purchase agreement by SEG and payment of the first installment of the purchase price by SEG.
4.1.2.1	Approval of the Subsidy for the Company ("Fordermittelzusage") including completion of all transfer requirements by SEG; and	500,000	1 April 2007
4.1.2.2	Conclusion of an equipment purchase and development roadmap contract between the Company and Applied; and
4.1.2.3	Site transfer to the Company and preparatory work for the construction of the Photovoltaic Facilities Finished.
4.1.3	Entering into an employment relationship between the Company and Messrs, Heinze, Westra, and Bock and Ms. Brandl and transfer to the Company.	500,000	1 April 2007

4.1.4.1	All permits for the construction and operation of the Photovoltaic Facilities granted; and	500,000	30 June 2007
4.1.4.2	Design of the Photovoltaic Facilities finished.
4.1.5	Start of production of PV thin film tandem modules at the Photovoltaic Facilities.	500,000	31 March 2008

4.2
If the transfer of the Subsidy to the Company is not received due to reasons which are outside the control of SEG and STI, installments of the Consideration already paid in respect of achievement of relevant milestones will not be required to be repaid.

4.3
If SEG withdraws from the Site purchase agreement in violation of this Agreement, all Consideration is deemed to be fully forfeited and the Company is released from any further payment obligations under this Agreement and any installments of the Consideration and the purchase price for the Site already paid by the Company will be immediately due and owing for repayment by STI or SEG (as the case may be) to the Company. SEG and STI will be jointly and severally liable for the repayment of all such payments to the Company.

4.4
In respect of milestone 4.1.3 above regarding the transfer of specified staff to the Company, individual employment contracts are scheduled to be concluded by April 1, 2007. If Ms. Brandl or Mr. Bock do not agree to transfer their employment to the Company from SEG, such refusal will not jeopardize any of the payments of Consideration already made to STI or SEG assuming that the Sunfilm Venture still proceeds and such failure is not a material deterrent to the success of the Sunfilm Venture.

4.5
The payments set out in Section 4.1 are to be made in cash to STI to the Wells Fargo Bank, ABA Number 121000248, Swift Code WFBIUS6S Beneficiary Account No: 4121148894 within 10 days after the later of (i) STI or SEG has provided evidence reasonably satisfactory to the Company that the respective milestones were properly fulfilled and (ii) a respective invoice has been submitted by STL Such invoice shall not contain VAT, but shall make reference to the German reverse charge procedure as set out in a draft invoice the Company shall submit to STI shortly after the Signing Date. Any payment shall be deemed a payment to SEG and STI hereunder. The allocation of the Consideration between SEG and STI shall be the responsibility of STL

4.6
After March 31, 2007, SEG and STI shall continue to facilitate the establishment of the Company and the Sunfilm Venture at the cost of the Company, on the following basis: (i) any services and/or costs incurred by STI or SEG must be approved in writing in advance by the Company; and (ii) such services and/or costs will not relate to activities to be undertaken and services to be rendered by SEG and/or STI to achieve the milestones outlined in Sections 4.1.1.1 to 4.1.1.3, 4.1.2.1, 4.1.2.3, 4.1.4.1, and 4.1.4.2 above.

4.7
Subject to the Company's prior approval of all of such costs in writing, the Company shall promptly reimburse SEG and STI (as the case may be) for any payments made or other direct expenses incurred by STI or SEG on the Company's behalf to third parties such as contractors, suppliers and other parties for engineering design work. Reimbursement shall be made promptly on provision by STI or SEG of the appropriate copies of invoices together with satisfactory evidence of payment, provided the Site has first been transferred to the Company.

Section 5
Warranties of SEG and STI

5.1
SEG and STI declare that they are not aware of any legal deficiencies of the Know-how. SEG and STI warrant that (i) they have maintained and will maintain the secrecy of the Know-how for the 18-month period provided for herein and (ii) that the Know-how specified in Appendices A and B comprises all of their know-how in the Technical Area which is relevant for the construction of the Photovoltaic Facilities and the development and manufacturing of the Solar Module Products (such warranties together with the warranty contained in Section 5.2 the "Warranties"). STI and SEG declare to the Company that each of them will not enter into any other Agreement or carry on any activity relating to the Know How during the 18-month period discussed herein.

5.2
EG and STI jointly and severally warrant to the Company, and each of Mr. Heinze and Mr. Westra severally warrant to the Company that as at the date of this Agreement, (i) they are not aware of any information which is materially significant and which the Company should have been made aware of at the time of making its decision to undertake the Sunfilm Venture or which could otherwise materially prejudice the success of the Sunfilm Venture; and (ii) to the best of their knowledge, all information which has been made available to the Company before conclusion of this Agreement is complete and correct in all material respects.

5.3
If it turns out that any of the above Warranties is not correct, SEG and/or STI shall, at the Company's option, either (i) put the Company in such position as the Company would have been in had the Warranties been true, accurate and complete in every respect (restitution in kind), or (ii) failing to have cured the breach of a Warranty within a period of three months after the notification of such breach by the Company, compensate the Company as follows: the Company is released from any further payment obligations under this Agreement; and payments already made pursuant to Section 4 above shall be returned. SEG and STI will be jointly and severally liable for the above payments to the Company. The release and return of payments as provided for in this Section 5.3 shall be the sole and exclusive remedy of Sunfilm for a breach of the above Warranties in the context of Section 5.3 (ii).

Except as expressly set forth in this Section 5, payments made pursuant to Section 4 are non-refundable. To the extent legally permissible, STI or SEG's liability for any breach of Warranty, or for any claim arising out of or related to this Agreement, shall not exceed the return of payments provided for in Section 4.1 actually received by SEG or STL

The rights and obligations of the Parties under the agreements regarding the purchase and transfer of the Site remain untouched.

Section 6
Conditions Precedent

6.1	The Parties agree that this Agreement is subject to the following conditions precedent:

6.1.1	Legally binding approval of the Subsidy to SEG in the amount of approximately EUR 25 million by the State of Saxony.

6.1.2	Conclusion of employment contracts between the Company and Mr. Heinze and Mr. Westra.

6.1.3	Approval of Good Energies Investments BV's Investment Committee, and of the respective boards of directors of each of STI, Good Energies Investments BV and Norsun AS, and Sunfilm's supervisory board.

6.1.4	Conclusion of the Site purchase by SEG for the Photovoltaic Facilities.

6.2
Either of the Company or SEG may terminate the Agreement if the conditions precedent have not been fulfilled by April 15, 2007 or by such a later date SEG and the Company agree upon. In addition, the Company may terminate the Agreement on or prior to September 1, 2007, if:

-	the Site turns out to be materially contaminated;

-	the Site cannot be transferred to the Company under the same terms and conditions concluded between SEG and the seller of the Site;

-
the application to transfer the Subsidy to the Company is rejected or for any reason the Company is not entitled to receive approval of the transfer of the Subsidy, regardless of whether the application to transfer the Subsidy has been filed or not;

-	an equipment purchase and development roadmap contract between the Company and Applied has not been concluded and negotiations on the conclusion of such contract have been terminated;

-
Mr. Heinze and /or Mr. Westra (i) are, for any reason, not available and do not work on the Company's behalf as needed to set up the Sunfilm Venture with effect from the Signing Date; or (ii) do not enter into an employment relationship with the Company as provided for in their respective employment agreements; or (iii) materially breach or have breached their duties under this Agrement or their employment agreements;

-	the key permits for the construction and operation of the Photovoltaic Facilities at the Site have not been granted;

-	SEG or STI has disclosed the Know-how or SEG or STI starts to establish its own Photovoltaic Facilities, in each case prior to the expiration of the 18 months period;

-
SEG or STI commits any material breach of this Agreement, in particular in the case of any breach of Warranty as set out in Section 5, and fails to remedy such breach (if capable of remedy) within 14 days of receipt of written notice of such breach from the Company;

-	in the case that the Know-how turns out to be subject to third party rights; the realization of the Sunfilm Venture fails for any other reason; or

-
insolvency proceedings have been initiated regarding the business or assets of SEG or STI and have not been dismissed within three months of their initiation or if either of SEG or STI ceases to conduct business or becomes unable to pay its debts as they fall due.

6.3
SEG and/ or STI may terminate the Agreement if insolvency proceedings have been initiated regarding the business or assets of the Company and have not been dismissed within three months of their initiation or if the Company ceases to conduct business or becomes unable to pay its debts as they fall due.

6.4
In the event of termination, this Agreement shall forthwith become void and there shall be no liability on the part of the Company, its respective officers or directors, or shareholders, except that the stipulations contained in Section 6.5 shall survive the termination hereof. The same shall apply to the payment obligations of SEG in the context of the Site purchase which shall survive termination of this Agreement, unless SEG withdraws from the Site purchase in accordance with this Agreement.

6.5
If this Agreement is terminated for any reason whatsoever, each party will return to the other party on a timely basis all documents, agreements, instruments or other written information concerning the other parties that was obtained from such other party.

Section 7
Confidentiality

7.1
The Parties have already signed confidentiality agreements in respect of the Sunfilm Venture. The Parties agree to keep confidential, and to not make available to any third party, information of any kind obtained in connection with the proposed Sunfilm Venture, in particular the Know-how. This shall include any technical, financial or any other information relevant for the business operations as well as details of the clients of the Parties or any other details regarding business operations of the Parties (hereinafter referred to as the "Information"). This shall also include the terms and conditions of this Agreement and any other agreement concluded in respect of the Sunfilm Venture.

7.2
The Parties shall not use the Information obtained under this Agreement or during the negotiation of this Agreement for any purposes other than the purpose(s) set out in this Agreement and otherwise for the establishment, creation and operation of the Sunfilm Venture.

7.3
Any information rightfully obtained by a party from another source or already known to a party before the conclusion of this Agreement or already state of the art or otherwise publicly available prior to the signing of this Agreement shall be excluded from the above confidentiality obligations. The obligations of confidentiality, non-use and nondisclosure under this Agreement shall also not apply to such portions of the Information that (a) are or become generally available to the public other than as a result of a disclosure by the receiving party or its permitted disclosees in breach of this Section 7; (b) become available to the receiving party or its representatives on a non-confidential basis from a source other than the disclosing party or its representatives, provided that such source is not to the receiving party's knowledge bound by a obligation of confidence to the disclosing party; or (c) were known to the receiving party on a non-confidential basis prior to their disclosure to the receiving party or its representatives by the disclosing pary or its representatives; or (d) is independently developed or generated by the receiving party or its representatives.

7.4
The receiving party shall be entitled to disclose Information to the extent required by (a) an order of any court of competent jurisdiction or competent judicial, regulatory or government body; (b) the rules of any listing authority or stock exchange; or (c) law or regulation. In the event that the receiving party or anyone to whom the receiving party transmits the Information pursuant to this Agreement becomes compelled (including without limitation by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or otherwise) to disclose any of the Information, the receiving party will, if so allowed by the terms of the requirement to disclose, provide the disclosing party with prompt written notice so that the disclosing party may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Section. In the event that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with the provisions of this Section 7, the receiving party or its representatives will furnish only that portion of the Information which is legally required and the receiving party will exercise its best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

7.5
The Parties shall ensure that its staff and employees as well as any other persons who are granted access to Information on behalf of one of the Parties shall be informed of and understand the above confidentiality obligations.

7.6	The confidentiality obligations shall remain in force for a period of 18 months from the Signing Date, unless otherwise provided for in this Agreement.

7.7
Until March 31, 2008 neither party will actively solicit the employment of the employees of the other party, unless otherwise stated in this Agreement or agreed between the Company and SEG, The placing of an advertisement of a post available to a member of the public generally shall not constitute a breach of this Section 7.7, save that this exception shall not apply in the cases of Mr Heinze, Mr. Westra, Ms Brandl or Mr Bock once their employment has transferred to Sunfilm as contemplated in this Agreement.

Section 8
Costs

Except as otherwise set out in this Agreement each party shall bear its own expenses in connection with this Agreement and the negotiations of the agreements, including costs of consultants, advisors, attorneys and travel expenses.

Section 9
Final Provisions

9.1	The statements contained in this Agreement have been agreed upon by the Parties and, therefore, shall constitute binding obligations of either Party.

9.2
For the avoidance of doubt, this Agreement neither constitutes an employment relationship with the Company and Mr. Heinze and Mr. Westra, nor does it refer any rights to Mr, Heinze and Mr. Westra to enter into an employment relationship with the Company,

9.3	Alterations and amendments to the Agreement must be in writing. This will also apply to a waiver of the requirement for written form.

9.4	The Parties will mutually agree upon the wording and structure of any public announcement or press release regarding this Agreement.

9.5
The Parties agree that this Agreement is a license of intellectual property subject to section 365(n) of the United States Bankruptcy Code. The Parties further agree that upon any election by the Company pursuant to section 365(n)(l)(B) of the United States Bankruptcy Code, the Company shall be entitled to, on its own or through employees, contractors, agents, or otherwise, upgrade, modify and develop derivative works based upon the rights transferred hereunder, and upon the Know-how associated with STI's and SEG's past work on Photovoltaic Facilities and the production of Solar Module Products, subject to the terms of this Agreement.

9.6
If a provision of this Agreement should be or become partially or entirely invalid or unenforceable, the validity of the remaining provisions hereof shall not be affected thereby. The Parties shall be obligated to replace the invalid or unenforceable provision with aprovision which comes closest to the economic purpose originally intended by the Parties with the invalid or unenforceable provision. The same shall apply in the event of any omissions in this Agreement. Section 139 German Civil Code is expressively waived.

9.7	The statements and agreements contained in this Agreement and all rights and obligations in connection therewith shall be subject to German law.

9.8
Unless settled amicably, any dispute in respect to this Agreement shall be finally settled by international arbitration. Unless otherwise agreed by the Parties the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The dispute shall be settled by three arbitrators appointed in accordance with these rules. The arbitration shall be conducted in the English language. The arbitration panel shall be situated in Frankfurt Germany.

/s/ illegible	/s/ illegible
Sunfilm AG	Southwall Europe GmbH,
represented by	represented by
Name: Wolfgang Heinze and Klaus	Name: Wolfgang Heinze
Tonnesmann	Function: Geschaftsfuhrer
Function: Vorstand and
Name: Sven Hansen
Function: Chairman of the
Supervisory Board

/s/ Wolfgang Heinze
Wolfgang Heinze	Southwall Technologies Inc.,
represented by
Name: R. Eugene Goodson
Function: CEO and President
/s/ Sicco Westra
Sicco Westra

9.7	The statements and agreements contained in this Agreement and all rights and obligations in connection therewith shall be subject to German law.

9.8
Unless settled amicably, any dispute in respect to this Agreement shall be finally settled by international arbitration. Unless otherwise agreed by the Parties the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The dispute shall be settled by three arbitrators appointed in accordance with these rules. The arbitration shall be conducted in the English language. The arbitration panel shall be situated in Frankfurt Germany.

/s/ illegible	/s/ illegible
Sunfilm AG	Southwall Europe GmbH,
represented by	represented by
Name: Wolfgang Heinze and Klaus	Name: Wolfgang Heinze
Tonnesmann	Function: Geschaftsfuhrer
Function: Vorstand and
Name: Sven Hansen
Function: Chairman of the
Supervisory Board

/s/ Wolfgang Heinze
Wolfgang Heinze	Southwall Technologies Inc.,
represented by
Name: R. Eugene Goodson
Function: CEO and President
/s/ Sicco Westra
Sicco Westra

9.7	The statements and agreements contained in this Agreement and all rights and obligations in connection therewith shall be subject to German law.

9.8
Unless settled amicably, any dispute in respect to this Agreement shall be finally settled by international arbitration. Unless otherwise agreed by the Parties the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The dispute shall be settled by three arbitrators appointed in accordance with these rules. The arbitration shall be conducted in the English language. The arbitration panel shall be situated in Frankfurt Germany.

/s/ illegible	/s/ illegible
Sunfilm AG	Southwall Europe GmbH,
represented by	represented by
Name: Wolfgang Heinze and Klaus	Name: Wolfgang Heinze
Tonnesmann	Function: Geschaftsfuhrer
Function: Vorstand and
Name: Sven Hansen
Function: Chairman of the
Supervisory Board

/s/ Wolfgang Heinze
Wolfgang Heinze	Southwall Technologies Inc.,
represented by
Name: R. Eugene Goodson
Function: CEO and President
/s/ Sicco Westra
Sicco Westra

9.7	The statements and agreements contained in this Agreement and all rights and obligations in connection therewith shall be subject to German law.

9.8
Unless settled amicably, any dispute in respect to this Agreement shall be finally settled by international arbitration. Unless otherwise agreed by the Parties the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The dispute shall be settled by three arbitrators appointed in accordance with these rules. The arbitration shall be conducted in the English language. The arbitration panel shall be situated in Frankfurt Germany.

/s/ illegible	/s/ illegible
Sunfilm AG	Southwall Europe GmbH,
represented by	represented by
Name: Wolfgang Heinze and Klaus	Name: Wolfgang Heinze
Tonnesmann	Function: Geschaftsfuhrer
Function: Vorstand and
Name: Sven Hansen
Function: Chairman of the
Supervisory Board

/s/ Wolfgang Heinze
Wolfgang Heinze	Southwall Technologies Inc.,
represented by
Name: R. Eugene Goodson
Function: CEO and President
/s/ Sicco Westra
Sicco Westra

9.7	The statements and agreements contained in this Agreement and all rights and obligations in connection therewith shall be subject to German law.

9.8
Unless settled amicably, any dispute in respect to this Agreement shall be finally settled by international arbitration. Unless otherwise agreed by the Parties the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The dispute shall be settled by three arbitrators appointed in accordance with these rules. The arbitration shall be conducted in the English language. The arbitration panel shall be situated in Frankfurt Germany.

/s/ illegible	/s/ illegible
Sunfilm AG	Southwall Europe GmbH,
represented by	represented by
Name: Wolfgang Heinze and Klaus	Name: Wolfgang Heinze
Tonnesmann	Function: Geschaftsfuhrer
Function: Vorstand and
Name: Sven Hansen
Function: Chairman of the
Supervisory Board

/s/ Wolfgang Heinze
Wolfgang Heinze	Southwall Technologies Inc.,
represented by
Name: R. Eugene Goodson
Function: CEO and President
/s/ Sicco Westra
Sicco Westra